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                                                                    EXHIBIT 99.2


             BINDVIEW CORPORATION CHIEF FINANCIAL OFFICER TO RESIGN

HOUSTON - JAN. 23, 2001 -- BindView Corporation (Nasdaq: BVEW), a leading provider of IT administration and security management solutions, today announced that Scott Plantowsky, BindView's senior vice president and chief financial officer, after nearly eight years of service, will resign as an officer and director of the Company. Mr. Plantowsky will remain with the Company in a limited capacity to ensure a smooth transition and to manage a few on-going projects to completion. A search for a new Chief Financial Officer will commence immediately.

"Because of a serious medical condition, my father most likely has a limited amount of quality time remaining and I have chosen to spend it with him," said Scott Plantowsky, senior vice president and Chief Financial Officer. "This was a very difficult decision to make, but I believe it is the right decision. After an intense year of transition, BindView now has a great strategy and very strong management team. I am highly confident in their abilities.

"Scott Plantowsky has been instrumental in the growth of BindView from near startup, to going public, to transforming us for large scale growth," said Rick Gardner, BindView's Chief Executive Officer and acting Chief Financial Officer. "We will miss him, but he has more than fulfilled his role and commitments to BindView and me in the last year, and I think he is very deserving of some time off with his Dad."

BindView, the leader in the vulnerability assessment market, provides software solutions, which enhance business performance by ensuring the integrity of the IT infrastructure. BindView's comprehensive software offerings secure and simplify the management and administration of network operating systems, directories and related applications. BindView's award-winning products enable corporate IT professionals to effectively leverage their existing technologies and help them achieve their business goals. More than 10 million licenses of BindView's solutions have been shipped worldwide to approximately 5,000 companies, including more than 75 of the Fortune 100 and 23 of the largest 25 U.S. banks.


Editors Note BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.